UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2026

CINGULATE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40874	86-3825535
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 W. 47th Place

Kansas City, KS 66205

(Address of principal executive offices) (Zip Code)

(913) 942-2300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CING	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Warrants, exercisable for common stock	CINGW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On March 24, 2026, Cingulate Inc. (the “Company”) entered into an ATM Sales Agreement (the “ATM Agreement”) with A.G.P./Alliance Global Partners, as sales agent (“A.G.P.”), pursuant to which the Company may offer and sell, from time to time through A.G.P., shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for aggregate gross proceeds of up to $100,000,000 (the “Placement Shares”). The offer and sale of the Placement Shares will be made pursuant to a shelf registration statement on Form S-3 (File No. 333-292680) and the related prospectus, as supplemented by a prospectus supplement dated March 24, 2026 (the “Registration Statement”) and filed with the Securities and Exchange Commission on such date pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the ATM Agreement, A.G.P. will use commercially reasonable efforts consistent with their normal trading and sales practices, applicable state and federal law, rules and regulations and rules of the Nasdaq Capital Markt to sell the Placement Shares in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market. If agreed to in a separate terms agreement, the Company may sell Placement Shares to A.G.P. as principal, at a purchase price agreed upon by A.G.P. and the Company. A.G.P. may also sell Placement Shares in negotiated transactions with the Company’s prior approval. The offer and sale of the Placement Shares pursuant to the ATM Agreement will terminate upon the earlier of (a) the issuance and sale of all of the Placement Shares subject to the ATM Agreement or (b) the termination of the ATM Agreement by A.G.P. or the Company pursuant to the terms thereof. The Company has no obligation to sell any of the Placement Shares, and may at any time suspend offers under the Agreement or terminate the Agreement.

The Company has agreed to pay A.G.P. a commission of 3.0% of the aggregate gross proceeds from any Placement Shares sold by A.G.P. and to provide A.G.P. with customary indemnification and contribution rights, including for liabilities under the Securities Act. The Company also will reimburse A.G.P. for certain specified expenses in connection with entering into the ATM Agreement. The ATM Agreement contains customary representations and warranties and conditions to the placements of the Placement Shares pursuant thereto. The Sales Agent’s obligations to sell the Placement Shares under the Sales Agreement is subject to satisfaction of certain conditions, and other customary closing conditions.

The foregoing summary of the ATM Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ATM Agreement, which is attached as an exhibit to the Registration Statement and incorporated by reference into this Item 1.01.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Placement Shares, nor shall there be any offer, solicitation, or sale of the Placement Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Company’s Special Meeting of Stockholders held on March 24, 2026 (the “Special Meeting”), two proposals were submitted to the Company’s stockholders. The final voting results were as follows:

Proposal 1

The Company’s stockholders approved, for purposes of complying with Nasdaq Listing Rule 5635(b), the issuance of the Company’s common stock upon conversion of Series A Convertible Preferred Stock and/or the exercise of warrants pursuant to the Company’s securities purchase agreement, dated January 27, 2026, with several purchasers (the “Issuance Proposal”).

For	Against	Abstain	Broker Non-Votes
2,758,323	97,941	12,372	0

Proposal 2

The Company’s stockholders approved the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal. Adjournment of the Special Meeting was deemed not necessary, because there were sufficient votes at the time of the Special Meeting to approve the Issuance Proposal.

For	Against	Abstain	Broker Non-Votes
2,739,924	116,691	12,021	0

Exhibit No.	Description

1.1	Sales Agreement by and between Cingulate Inc. and A.G.P. / Alliance Global Partners dated March 24, 2026
5.1	Opinion of Lowenstein Sandler LLP
99.1	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINGULATE INC.

Dated: March 24, 2026	By:	/s/ Shane J. Schaffer
	Name:	Shane J. Schaffer
	Title:	Chief Executive Officer